Exhibit 99.(e)(1)(i)

Appendix A

to the Distribution Agreement between Baillie Gifford Funds and Baillie Gifford Funds Services LLC

This Appendix A is amended and restated effective as of April 30, 2021

Investment Company	Series	Date Added
Baillie Gifford Funds	Baillie Gifford Asia Ex Japan Fund	April 29, 2016
	Baillie Gifford China A Shares Growth Fund	December 19, 2019
	Baillie Gifford Developed EAFE All Cap Fund	February 27, 2015
	Baillie Gifford EAFE Plus All Cap Fund	February 27, 2015
	Baillie Gifford Emerging Markets Equities Fund	February 27, 2015
	Baillie Gifford Global Alpha Equities Fund	February 27, 2015
	Baillie Gifford Global Stewardship Equities Fund	September 19, 2017
	Baillie Gifford International Alpha Fund	February 27, 2015
	Baillie Gifford International Concentrated Growth Equities Fund	September 19, 2017
	Baillie Gifford International Growth Fund	February 27, 2015
	Baillie Gifford International Smaller Companies Fund	December 14, 2018
	Baillie Gifford Japan Growth Fund	April 29, 2020
	Baillie Gifford Long Term Global Growth Fund	February 27, 2015
	Baillie Gifford Multi Asset Fund	July 1, 2018
	Baillie Gifford Positive Change Equities Fund	September 19, 2017
	Baillie Gifford U.S. Discovery Fund	April 30, 2021
	Baillie Gifford U.S. Equity Growth Fund	February 27, 2015

BAILLIE GIFFORD FUNDS, on behalf of each of its series as set forth above

By	/s/ Lindsay Cockburn

Name:	Lindsay Cockburn

Title:	Treasurer

BAILLIE GIFFORD FUNDS SERVICES LLC

By	/s/ David Salter

Name:	David Salter

Title:	Authorised Signatory

[Amended and Restated Appendix A to the Distribution Agreement between Baillie Gifford Funds and
Baillie Gifford Funds Services LLC]